Exhibit 10.5

Loan Agreement

THIS LOAN AGREEMENT (this “Agreement”) is made effective as of October 10, 2025 (the “Effective Date”). BY AND BETWEEN:

(1)	Northstar Digital (HK) Limited, a company incorporated under the laws of Hong Kong having its registered address at Room 419, Level 4, Dina House, Ruttonjee Centre, 3-11 Duddell Street, Central, Hong Kong (the “Lender”); and

(2)	Prestige Wealth Management Limited, a company incorporated in Hong Kong, having its registered address at Office Unit 6620B, 66/F, The Center,99 Queen’s Road Central, Central, Hong Kong (the “Borrower”),

each a “Party” and collectively as the “Parties”.

WHEREAS:

(A)	The Borrower has requested that the Lender extend certain loan facilities from time to time in an aggregate principal amount of up to USD50,000,000 (the “Loan Assets”) to facilitate its business operations in accordance with the terms and conditions therein.

(B)	The Parties wish to record their agreement with respect to such financing, including the use of proceeds, collateral package and loan-to-value maintenance covenants, as further set forth below.

(C)	The Lender has agreed to provide the Loan Assets upon the terms and conditions set forth in this Agreement.

IT IS AGREED as follows:

1.	Defined Terms.

“Business Day” means a day on which banks are generally open for business in Hong Kong and excluding any Saturday or Sunday.

“Collateral” has the meaning set out in paragraph 3.1 of this Agreement.

“Control Account” means the segregated account held by the third-party custodian, agreed by the Parties, for holding the Collateral in favor of the Lender.

“Digital Currency” means Bitcoin (BTC), USDT, USDC, XAUt or any other digital currency as agreed between the Parties. For avoidance of doubt, the day-one lending value of USDT/USDC is deemed USD 1:1.

“Encumbrance” means any lien, claim, charge (whether fixed or floating), security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions of any kind.

“Loan Effective Date” means the date of the drawdown of the Loan Assets.

“LTV” means, at any time, the ratio of (a) outstanding principal of the Loan (in USD) to (b) the Market Value of the Collateral (in USD), expressed as a percentage.

“Market Value” means the fair market value of the Collateral.

“T” means the date that the transfer request is submitted by the Borrower to the Lender.

“Termination Date” means the Maturity Date or earlier termination as per this Agreement.

2.	Loan.

2.1.	The Lender shall make available to the Borrower a term loan facility in the form of USDT, which shall be deemed to be equal to the same amount in USD, up to an aggregate principal amount of USD 50,000,000 (the “Loan”). The Loan is a single- draw, non-revolving facility, subject to the terms and conditions of this Agreement.

2.2.	The Loan shall be a fixed term of thirty-six (36) months from the Loan Effective Date (the “Maturity Date”). Absent an Event of Default, the Lender shall have no right to cancel the facility or demand early repayment prior to the Maturity Date.

2.3.	The Borrower may at any time, without premium or penalty, prepay the outstanding principal together with accrued and capitalized interest in full.

2.4.	The primary purpose of the Loan is for the Borrower to purchase XAUt.

3.	Collateral.

3.1	Unless otherwise agreed by the Parties, the Borrower shall deliver XAUt with an aggregate Market Value of USD 66,666,667 (the “Collateral”) into the Control Account established with a mutually acceptable third-party custodian for the benefit of the Lender.

3.2	The Borrower hereby grants the Lender a first-priority perfected security interest over the Collateral. The Parties shall enter into any control agreements or other perfection instruments as reasonably required to maintain such priority. The Lender shall give the Borrower’s access and right to monitor the XAUt provided as Collateral the Lender at such an address, and the Lender shall not transfer the XAUt to another address without the prior written consent of the Borrower.

3.3	On the Loan Effective Date, the LTV shall equal 75%.If at any time the LTV exceeds 90%, the Borrower shall, within 6 hours of notification from the Lender, either (i) deliver additional Collateral, and/or (ii) prepay principal, sufficient to restore the LTV to 80% or below.

3.4	Failure to cure an LTV breach within such period constitutes a Liquidation Event, entitling the Lender to enforce its security interest over the Collateral. Upon the occurrence of a Liquidation Event, the Lender shall be entitled, without prejudice to any other rights or remedies under this Agreement, to:

(i)	Restrict the Borrower’s access to the Control Account holding the Collateral through instructions to the third-party custodian, ensuring the Lender’s first- priority security interest is maintained;

(ii)	Liquidate such portion of the Collateral as necessary to (a) repay the outstanding principal of the Loan; (b) satisfy all an accrued and unpaid interest, including any penalty interest on overdue amounts in Clause 5.2; and (c) cover reasonable costs and expenses incurred by the Lender in connection with the enforcement and liquidation process.

3.5	For the avoidance of doubt, the Lender shall initiate the return of the relevant XAUt as soon as practicable at the request of and to the designated address of the Borrower for the repayment of the relevant Loan Assets.

4.	Account Management and Monitoring.

4.1	The Parties shall use the address as agreed by both parties in writing for the purpose of transferring the Loan Assets under this Agreement.

4.2	Transferring timelines:

(i)	For Request submitted before 15:00 (GMT+8), the Lender shall transfer the Loan Assets to the designated account of the Borrower by 12:00 (GMT+8) on T + three (3) Business Day; or

(ii)	For Request submitted after 15:00 (GMT+8), the Lender shall transfer the Loan Assets to the designated account of the Borrower by 24:00 (GMT+8) on T + three (3) Business Day.

5.	Interest.

5.1	The Loan shall bear interest at a fixed rate of 6.00% per annum, compounded monthly. During the loan term, accrued interest for each month shall be added to the outstanding principal balance (capitalized) on a monthly basis and shall thereafter bear interest. All accrued and capitalized interest, together with the outstanding principal, shall be payable in cash in full on the Maturity Date.

5.2	In the event of late interest payment, the Parties shall resolve in good faith. The Lender shall retain the right to charge a penalty interest at an annual rate of 10% per annum, calculated daily until it is fully repaid.

6.	Representations and Warranties. Each Party makes the following representations and warranties to the other Parties:

6.1.	It is duly incorporated or organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under the laws of the jurisdiction of its incorporation or organization;

6.2.	It has all requisite power, authority and capacity to enter into this Agreement, and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by it and, when executed and delivered by it, will constitute valid land legally binding obligations of its, enforceable against it in accordance with its terms.

6.3.	That all Loan Assets and Collateral under this Agreement relating to the Digital Currency are free and clear of any and all Encumbrances, and that the Lender has the full rights and authority to deploy such Loan Assets, while the Borrower has the full rights and authority to deploy such Collateral, pursuant to this Agreement, without restrictions.

6.4.	It is not the target of economic sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or Singapore (“Sanctions”), including by being listed on the Specially Designated Nationals and Blocked Persons (“SDN”) list maintained by OFAC or any other Sanctions list maintained by one of the foregoing governmental authorities, directly or indirectly owned or controlled by one or more SDNs or other Persons included on any other Sanctions list, or located, organized or resident in a country or territory that is the target of Sanctions, and the entering into of this Agreement and the performance of the obligations hereunder will not violate any Sanctions or import and export control related laws and regulations.

7.	Additional Representations and Warranties of the Borrower. The Borrower further represents and warrants to the Lender that:

7.1.	the Borrower has no outstanding indebtedness or liabilities that would materially impair its ability to repay the Loan Amount;

7.2.	there are no actions, suits, proceedings, or investigations pending or, to the Borrower’s knowledge, threatened against the Borrower that could reasonably be expected to have a material adverse effect on the Borrower’s business or its ability to repay the Loan;

7.3.	the Borrower is in compliance with all applicable laws to the extent applicable;

7.4.	the proceeds of the Loan will be used solely for the purposes specified in the recitals hereto and not for any illegal or unauthorized purpose; and

7.5.	all financial and other information provided by the Borrower to the Lender is true, complete, and accurate in all material respects.

8.	Notices.

8.1.	All notices, requirements, requests, claims, and other communications in relation to this Agreement shall be in writing, and shall be given or made by delivery in person, by an internationally recognized overnight courier service, or registered or certified mail (postage prepaid, return receipt requested) or electronic mail to the respective Parties at the addresses specified below or at such other address for a Party as may be specified in a notice given in accordance with this Clause 8.

If to Borrower: such address specified in this Agreement.

If to Lender: such address specified in this Agreement.

8.2.	All such notices and other communications shall be deemed effective in the following situations:

(i)	if sent by delivery in person, on the same day of the delivery;

(ii)	if sent by registered or certified mail or overnight courier service, on the same day the written confirmation of delivery is sent; and

(iii)	if sent by electronic mail, at the entrance of the related electronic mail into the recipient’s electronic mail server.

9.	Term and Termination.

9.1	This Agreement shall come into full force and effect as at the date of this Agreement and shall continue until the Termination Date and can be extended by mutual agreement between the Parties.

9.2	Upon termination, if any Loan Assets remain outstanding, the Borrower shall within five (5) Business Days return such Loan Assets to the Lender, together with all accrued and unpaid amounts (including any interest accrued thereon); and thereupon, all Collateral shall be returned to the Borrower by the Lender.

9.3	The early termination of this Agreement shall be mutually agreed by the Parties, and in such a case the Borrower shall return all Loan Assets, and payment of all other amounts accrued and outstanding hereunder (including any interest accrued thereon) within five (5) Business Days.

10.	Covenants of the Borrower. Until the Loan Amount is repaid in full, the Borrower covenants and agrees with the Lender as follows:

10.1.	The Borrower shall promptly notify the Lender in writing of any Event of Default or any event that, with notice or lapse of time, would constitute an Event of Default;

10.2.	The Borrower shall maintain its corporate existence, good standing, and all necessary licenses and permits;

10.3.	The Borrower shall use the proceeds of the Loan solely the purposes specified in the recitals hereto; and

10.4.	The Borrower shall comply with all applicable laws, including sanctions and anti-money laundering regulations.

11.	Events of Default. The occurrence of any of the following events shall constitute an event of default (“Event of Default”):

11.1.	default in payment of any Loan Assets or any interest accrued by the Borrower;

11.2.	a material default by the Borrower in the performance of any obligations under this Agreement;

11.3.	any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors or dissolution proceedings that are instituted by or against the Borrower and are not dismissed within thirty (30) days of the initiation of said proceedings;

11.4.	any event or circumstance occurs or exists that is a material adverse effect on the business, operations, prospects, property, assets, liabilities or financial condition of, the Borrower, taken as a whole, or a material adverse effect on the ability of Borrower to perform its obligations under this Agreement;

11.5.	any representation or warranty made by the Borrower in this Agreement that proves to be incorrect or untrue in any material respect, then, and in every such event, the Borrower shall be given thirty (30) days to remedy such a breach, and the Lender shall in addition to all other rights and remedies available to it be entitled by written notice to the Borrower to terminate this Agreement and (a) to demand the immediate return of all Loan Assets, and payment of all other amounts accrued and outstanding hereunder (including any interest accrued thereon) after thirty (30) days; and (b) to dispose of and liquidate the Collateral, and shall have all right, title and interest to the Collateral and all proceeds therefrom after thirty (30) days.

12.	Confidentiality

12.1.	Each Party undertakes to the other Party that it shall treat as confidential all information (whether written, oral, visual or electronic) concerning the business, affairs, customers, clients or suppliers of the other Party or any of its affiliates which it may obtain or receive as a result of the discussions leading up to or the entering into or the performance of this Agreement (the “Confidential Information”).

12.2.	Neither Party shall, without the prior written consent of the other Party, disclose any Confidential Information to any third party except:

a)	to its employees, officers, representatives, subcontractors or advisers who need to know such information for the purposes of carrying out the Party’s obligations under this Agreement, provided that such persons are bound by confidentiality obligations no less stringent than those herein;

b)	as may be required by law, a court of competent jurisdiction or any governmental or regulatory authority;

c)	to the extent that such Confidential Information is or becomes publicly available other than as a result of a breach of this Clause; or

d)	to the extent that such Confidential Information was already in the possession of the receiving Party prior to disclosure by the disclosing Party, or is independently developed by the receiving Party without reference to the Confidential Information.

12.3.	Each Party shall use the Confidential Information solely for the purpose of performing its obligations or exercising its rights under this Agreement and shall take all reasonable steps to prevent unauthorised disclosure or use.

12.4.	The obligations of confidentiality under this Clause shall survive the termination or expiry of this Agreement for a period of three (3) years from the date of such termination or expiry.

12.5.	In the event of any unauthorised disclosure or use of Confidential Information, the affected Party shall be entitled to seek injunctive relief in addition to any other remedies available at law or in equity.

13.	Force Majeure.

13.1.	Neither Party shall be liable for any failure or delay in performing its obligations under this Agreement (other than obligations to make payments) if such failure or delay is caused by an event of Force Majeure. “Force Majeure” means any event or circumstance beyond the reasonable control of the affected Party, including but not limited to acts of God, fire, flood, earthquake, war, terrorism, riot, civil commotion, strikes, lockouts or other industrial disputes (except those involving the affected Party’s own workforce), failure of utility services, cyber-attacks, blockchain or network failures, or governmental actions, provided that such event could not have been reasonably foreseen or mitigated by the affected Party.

13.2.	The affected Party shall promptly notify the other Party in writing of the occurrence of the Force Majeure event, its expected duration, and the steps being taken to mitigate its effects.

13.3.	During the continuance of the Force Majeure event, the affected Party shall use all reasonable endeavours to mitigate the effects of such event and resume performance as soon as reasonably practicable.

13.4.	If the Force Majeure event continues for more than thirty (30) consecutive days, either Party may terminate this Agreement by giving written notice to the other Party, and upon such termination, the provisions of Clause 9 shall apply mutatis mutandis.

14.	Governing Law and Dispute Resolution.

14.1.	This Agreement shall be solely governed by and construed in accordance with the laws of Hong Kong.

14.2.	Any dispute, controversy, difference or claim arising out of or relating to this contract, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the UNCITRAL Arbitration Rules in force when the Notice of Arbitration is submitted, as modified by the HKIAC Procedures for the Administration of Arbitration under the UNCITRAL Arbitration Rules. The place of arbitration shall be Hong Kong. The number of arbitrators shall be one. The arbitration proceedings shall be conducted in English.

15.	Indemnity. Either Party shall on demand indemnify and keep indemnified the other Party and every receiver, attorney, manager, agent or other person appointed by the other Party and their respective directors, officers and employees in respect of all losses, claims, proceedings, costs and other liabilities of any kind incurred or suffered by any of them directly or indirectly as a result of the exercise or purported exercise of any of the rights vested in them under this Agreement and in respect of any matter or thing done or omitted relating to the Collateral or occasioned by any breach of any of the covenants or other obligations of the first Party under this Agreement except for losses caused by the indemnified Party’s fraud, gross negligence or willful misconduct.

16.	Set-off. The Borrower may set-off any obligations or amounts payable or owed to the Lender under this Agreement to the Lender against any obligation or amounts payable or owed by the Lender to the Borrower, regardless of the place of payment, booking branch, currency or digital currency of either obligation. If the obligations are in different currencies or take the form of different digital currencies, the Borrower may convert either obligation at a rate of exchange for the purpose of the set-off equal to the bid price of the relevant Collateral/USD pair on such exchange(s) as determined by the Borrower. The Lender may not exercise any rights of set off or counterclaim and all payments hereunder shall be made free of such rights.

17.	Tax. Both Parties shall make all its payments under this Agreement without any deduction or withholding for or on account of any tax, levy, impost, duty or other charge, fee, deduction or withholding of a similar nature (including any penalty or interest payable in connection with the failure to pay, or delay in paying, any of these) (a “Tax Deduction”), unless the same is required by law. Promptly on becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), that Party shall notify the other Party. If a Party is required to make a Tax Deduction by law from any payment due under this Agreement, that Party shall promptly pay the full amount of Tax Deduction to the relevant taxing authority in accordance with the applicable law and leaves an amount equal to the payment which would have been due if no Tax Deduction had been required. Both parties shall make any Tax Deduction and any payment required in connection with that Tax Deduction, within the time allowed and for the minimum amount required by the applicable law.

18.	Further Assurance. Each Party undertakes to the other Party to execute or procure to be executed all such documents and to do or procure to be done all such other acts and things as may be reasonable and necessary to give all Parties the full benefit of this Agreement.

19.	Amendments. This Agreement or any provision hereof may only be amended, modified or waived by an agreement in writing duly executed by all Parties hereto.

20.	Severability. If any of the Clauses of this Agreement shall be or become void or be held invalid, all other Clauses shall remain in full force and effect and the void or invalid Clauses shall be forthwith replaced by other Clauses to be agreed upon by the Parties valid in form and substance and which shall accomplish as nearly as possible the purpose and intent of the void or invalid Clauses in due course.

21.	Assignment. Neither Party may assign, transfer, charge, or otherwise deal with all or any of its rights or obligations under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

22.	Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any prior or simultaneous agreements, or understandings of the Parties hereto in either written or oral form.

23.	Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

24.	Third Party Rights. A person who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce or to enjoy the benefit of any term of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as a deed.

EXECUTED AS A DEED BY:
Northstar Digital (HK) Limited

By:	/s/ Weichao Zhang
Name:	Weichao Zhang
Title:	Director

EXECUTED AS A DEED BY:
Prestige Wealth Management Limited

By:	/s/ Zimuyin Jiang
Name:	Zimuyin Jiang
Title:	Authorized Person